Exhibit 10.4

Celator Pharmaceuticals, Inc. 303B College Road East Princeton, NJ 08540 Tel: 609.243.0123 Fax: 609.243.0202 www.celatorpharma.com

December 4, 2007

Joseph A. Mollica, Ph.D.

Box 1182

Princeton, NJ 08542

Dear Joe:

Following our recent discussions, I am pleased to confirm my invitation to you to join the Board of Directors of Celator Pharmaceuticals, Inc. (the “Company”) as a non-executive independent director and to serve as Chairman of the Board of Directors of the Company on the following basis:

1.	Position. Upon your acceptance of this letter, you will be elected as a non-executive independent director of the Company and be appointed to serve in the position of Chairman of the Board of Directors.

2.	Duties; Time Commitment. In addition to attending meetings of the Board of Directors and any Board committee(s) on which you serve, as Chairman of the Board you will assist in the development and review of agendas and materials for meetings of the Board of Directors; preside at Board meetings; provide business, commercial and strategic input to the Company and the Board; and consult with the Company’s Chief Executive Officer and senior management team. It is contemplated that you will devote the equivalent of one full day a week to the Company’s affairs, subject to customary vacation time, including in-person meetings at the Company’s offices in Princeton, New Jersey.

3.

Compensation. For serving as Chairman of the Board, you will be paid cash compensation at an annual rate of $50,000, payable in equal monthly installments on or before the 15th day of each calendar month beginning December 15, 2007, and the Company will grant to you, subject to approval by the Board, a nonqualified stock option exercisable for the purchase of 500,000 of the Company’s Common Stock, pursuant to and in accordance with the terms and conditions of the Celator Pharmaceuticals, Inc. 2005 Equity Incentive Plan (the “Plan”) and subject to your execution of a Nonqualified Stock Option Agreement containing such terms and conditions as are determined by the Board. The stock option will have an exercise price of $.18 per share and will vest and become exercisable as follows: 125,000 shares will vest and become exercisable on

December 4, 2008 and the remaining 375,000 shares will vest and become exercisable in 36 substantially equal monthly installments beginning on January 4, 2009, provided that the you continue to serve as the Chairman of the Board of the Company or as consultant to the Company on the applicable vesting date. The stock option will vest in full upon a Change of Control of the Company, as defined in the Plan.

4.	Expenses. The Company will pay or reimburse the reasonable, authorized expenses incurred by you in the discharge of your duties as a director and as Chairman of the Board, in accordance with the general practices and policies of the Company and upon the submission of appropriate documentation.

5.	Term; Termination. Please note that this letter and your acceptance do not create a contract or promise for you to serve as a director of the Company or as Chairman of the Board for a definite period of time. Therefore, you are free to resign for any reason or for no reason. Similarly, the Company is free to conclude its relationship with you at any time, with or without cause. Given the significance of your role we do request, however, that you provide reasonable notice if you decide to terminate your service as Chairman of the Board.

6.	Indemnification. The Company maintains directors and officers liability insurance. The Company will also indemnify you under its Certificate of Incorporation and By-Laws and under a separate Indemnification Agreement between you and the Company.

7.	Confidential Information. Upon accepting this letter, you will be requested to sign a Nondisclosure and Proprietary Agreement. Furthermore, by accepting the position of Chairman of the Board, you agree that you will not use in any way in connection with your services to the Company, any confidential information, trade secrets or proprietary materials or processes of any former employer, entity, trust or individual for which you have performed services.

8.	Independent Contractor. You will render services to the Company as an independent contractor. As such, you will not be entitled to any benefits paid by the Company to its employees. You will be solely responsible for any tax consequences applicable to you by reason of this appointment and your services to the Company, and the Company will not be responsible for the payment of any federal, state or local taxes or contributions imposed under any employment insurance, social security, income tax or other tax law or regulation with respect to your performance of services to the Company.

9.	Governing Law. The terms of this letter shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.

10.	Successors and Assigns. This relationship is personal to you. You may not assign any of your rights and/or obligations under this letter to any other person except as expressly permitted by the Company. The provisions of this letter shall inure to the successors and assigns of the Company.

11.	Entire Agreement; Amendment. This letter, the Nondisclosure and Proprietary Agreement and the Indemnification Agreement supersede all previous and contemporaneous communications, agreements and understandings, whether oral or written, between you, on the one hand, and the Company or any of its affiliates, on the other hand, and constitute the entire agreement between you and the Company pertaining to the subject matter hereof. The provisions of this letter may be amended only in writing and only if the writing is signed by you and an authorized officer of the Company.

12.	Counterparts. This letter may be executed in two counterparts, both of which shall be considered one and the same agreement, and shall become a binding agreement when signed by each party and delivered to the other party.

If the foregoing is acceptable to you, please sign and return one copy of this letter to the Company.

Sincerely yours,

By:	/s/ Andrew S. Janoff
Andrew S. Janoff Chief Executive Officer

AGREED TO AND ACCEPTED BY:

/s/ Joseph A. Mollica	December 24, 2007
Joseph A. Mollica, Ph.D.